AGREEMENT

This Agreement (this “Agreement”) is made as of the 22nd day of December, 2008 by and between DIGITALFX INTERNATIONAL, Inc., a Florida corporation (the “Corporation”) and Mr. RICHARD KALL of 9000 Players Club Drive, Las Vegas, Nevada  89134 (“Kall”).

WHEREAS, the Corporation and certain investors (“Investors”) are parties to that certain Securities Purchase Agreement, dated as of November 29, 2007 (the “Original Securities Purchase Agreement”), as amended by those certain Amendment and Exchange Agreements dated as of March 24, 2008 (the “Amendment and Exchange Agreements” and together with the Original Securities Purchase Agreement, the “Amended Agreement”);

WHEREAS, as a consequence of the occurrence of an Event of Default under the Amended and Restated Senior Secured Convertible Notes (the “Amended Notes”), issued pursuant to the Amended Agreement, by reason of the occurrence of one or more Financial Covenant Failures (as defined in the Amended Notes) with respect to the Corporation’s fiscal quarter ended June 30, 2008, the Corporation, each Investor and Kall entered into a Note Purchase Agreement on October 15, 2008 pursuant to which Kall purchased from each Investor its pro rata share of (i) an aggregate of $350,000 of the unpaid principal amount of the Amended Notes, (ii) Amended and Restated Warrants to purchase an aggregate of 90,518 shares of the Corporation’s Common Stock (“Common Stock”) and (iii) an aggregate of 120,000 shares of Common Stock, in consideration for, among other things, each Investor’s forbearance from enforcing any rights regarding redemption of the Amended Notes that may have arisen by reason of the aforementioned Financial Covenant Failures for a period of 30 days;

WHEREAS, the principal owed on the Amended Notes to the Investors as of the date of this Agreement is $2,550,000 and the interest owed on this principal amount is $67,912.46 (together, the “Debt”);

WHEREAS, Kall has agreed to purchase (i) Two Million shares of Series A 12% Cumulative Convertible Preferred Stock of the Corporation at $1 per share and (ii) a Series A Warrant to purchase One Million shares of Series A 12% Cumulative Convertible Preferred Stock via a Stock Purchase Agreement for a total of $2,000,000, per Schedule “A” (the “Investment”), and has conditioned his Investment on the restructuring of the Debt, as more fully provided hereunder;

WHEREAS, Kall advanced to the Corporation the sum of $700,000 on account of the Investment ( $500,000 on November 15, 2008 and $200,000 on December 18, 2008);

WHEREAS, the Corporation and each Investor, upon the closing of Amendment and Exchange Agreements dated December 22, 2008 (the “December Agreements”), will facilitate the Corporation’s repayment of the Debt through a cash payment in the aggregate amount of $650,000 (the “Debt Reduction Cash Amount”), and the payment of the balance of the Debt as follows: (i) $800,000 of the Debt will be exchanged for 5,520,000 shares of the common stock of WoozyFly Inc. (the “WoozyFly Shares”), (ii) $600,000 through the issuance of 5,149,440 (assuming Closing on such date, or such other amount to be issued upon the Second Closing Date as defined in the December Agreements) shares of Common Stock (the “Common Shares”), and (iii) the balance of $572,274.02 (assuming a Closing on December 22, 2008) through the exchange of Amended Notes for Second Amended and Restated Senior Secured Convertible Notes substantially in the form attached hereto as Schedule “B” (the “Notes”) having an aggregate principal amount of $572,274.02 (assuming a Closing on December 22, 2008); and such repayment is more fully described on Schedule “C” (the “Securities Schedule”);

WHEREAS, the Corporation and Kall desire to exchange Kall’s Amended Notes for a new note having a principal balance of $357,929.65 (assuming a Closing on December 22, 2008) and having terms identical to the Notes described on Schedule “B” (the “New Kall Note”):

WHEREAS, to maintain compliance with listing requirements, any issuance of new shares of common stock by the Corporation as contemplated by this Agreement must be pre-approved by the American Stock Exchange (“AMEX”) by filing an application for additional listing (the “AMEX Approval”), and such application has been submitted by counsel to the Corporation on Monday December 15, 2008 with a petition for expedited review,

NOW, THEREFORE, in consideration of the premises, and the mutual terms and conditions hereinbelow set forth, the Parties agree, as follows:

ARTICLE 1.
CONSTRUCTION AND DEFINED TERMS

1.1           Articles and Sections.  The Article and Section headings and captions in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.  The references in this Agreement to Articles and Sections shall be read as Articles or Sections of this Agreement unless otherwise specifically provided.

1.2           Defined Terms.  Unless otherwise expressly stated in this Agreement, capitalized terms used in this Agreement shall have the following meanings:

(a)           “Board” means the Board of Directors of the Corporation.

(b)           “Closing” means the closing of the transactions contemplated by this Agreement.  The Closing shall be 10:00 a.m., Pacific Time, on the Business Day on which the conditions set forth in Article 5 are satisfied (or waived) (or such other time and date as is mutually agreed to by the Parties).

(c)           “Closing Date” means the date and time of the Closing.

(d)           “Party” means any of the Corporation or Kall considered individually as the context may require, and “Parties” means all of them considered together.

(e)           “Person” means any natural person, corporation, limited liability company, partnership, joint venture, entity, association, joint-stock company, trust or unincorporated organization and any governmental authority.

ARTICLE 2.
EXCHANGE

The Investment is conditioned upon the exchange of the notes held by Kall, as described below:

2.1           Exchange of Kall Amended Notes. Kall shall surrender to the Corporation his three Amended Notes totaling in the aggregate $350,000 and in consideration therefore the Corporation shall issue and deliver to Kall a New Kall Note in the principal amount of $357,331.

ARTICLE 3.
AMENDMENTS TO TRANSACTION DOCUMENTS

3.1           Reaffirmation.  The Corporation hereby confirms and agrees that, except as otherwise expressly provided herein:

(a)           The Amended Agreement, the December Agreements and each other Transaction Document (as defined in the Amended Agreement) is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Closing Date (i) all references in the Amended Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Amended Agreement shall mean the Amended Agreement as amended by this Agreement, and (ii) all references in the other Transaction Documents to the “Securities Purchase Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Amended Agreement shall mean the Amended Agreement as amended by this Agreement.  REFERENCES TO NOTES IN ALL TRANSACTION DOCUMENTS MEANS NOTES AND THE NEW KALL NOTE UNDER THIS AGREEMENT;

(b)           To the extent that the Amended Agreement or any other Transaction Document purports to assign or pledge to the Collateral Agent for the Investors and Kall (collectively the “Note Holders”), or to grant to the Collateral Agent a security interest in or lien on, any collateral as security for the obligations of the Corporation from time to time existing in respect of the Amended Notes and any other existing Transaction Document, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects, and shall apply with respect to the obligations under the Notes and the New Kall Note and no additional filing is required to be made in order to maintain the perfection of the security interest in, or lien, on such collateral, except that the Corporation shall be permitted to grant liens or security interests with seniority over any and all the liens and / or  liens under the Amended Agreement; and

(c)           the execution, delivery and effectiveness of this Agreement shall not operate as an amendment of any right, power or remedy of the Collateral Agent or the Note Holders under any Transaction Document, nor constitute an amendment of any provision of any Transaction Document.

3.2           Amendment to Transaction Documents.  Each of the Transaction Documents is hereby amended as follows:

(a)           All references to “Notes” shall be amended to mean the Notes and the New Kall Note as defined in this Agreement.

(b)           The defined term “Transaction Documents” is hereby amended to include this Agreement.

3.3           Amendment to Amendment and Exchange Agreement.  Each of Section 4(d), Section 4(e) and Section 4(h) of the Amendment and Exchange Agreement is hereby amended in its entirety to read as follows:

“Intentionally omitted.”

ARTICLE 4.
ACTIONS AT CLOSING

4.1                      Actions by the Corporation.  The Corporation shall deliver to Kall (i) a share certificate for 2,000,000 shares of Series A 12% Cumulative Convertible Preferred Stock of the Corporation, (ii) an executed copy of this Agreement, (iii) copies of the December Agreements signed by each of the Investors, (iv) confirmation of payment of the Debt Reduction Cash Amount via wire transfers to the accounts of the Investors, (v) an executed Series A 12% Cumulative Convertible Preferred Stock Purchase Agreement, and (vi) an Executed Exhibit B to the Series A 12% Cumulative Convertible Preferred Stock Purchase Agreement granting Kall the Series A Warrant.

No more than three (3) Business Days following the earlier of (i) the Company’s receipt of the AMEX Approval and (ii) the Company’s Common Stock being listed on the OTC Bulletin Board, and only if the AMEX Approval or OTC Bulletin Board listing has been completed, the Company shall deliver to Kall the New Kall Note with a principal amount of [$357,331].

4.2                      Actions by Kall.  Kall shall deliver to the Corporation (i) an executed copy of this Agreement, (ii) an executed copy of a Series A 12% Cumulative Convertible Preferred Stock Purchase Agreement, (iii) three Kall Amended Notes totaling $350,000 (to be held in escrow pending the AMEX Approval or OTC Bulletin Board listing of the Common Stock), and (iv) proof of wire transfer of $1,300,000 into the trust account of Stubbs Alderton & Markiles, LLP, outside counsel to the Corporation, or to a bank account of the Corporation.

ARTICLE 5.
CONDITIONS TO CLOSING

5.1           Conditions to Kall’s Obligations.  The obligations of Kall hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for Kall’s sole benefit and may be waived by Kall at any time in his sole discretion by providing the Corporation and/or the Investors, as applicable, with prior written notice thereof:

(a)           The Corporation shall have executed this Agreement, all schedules, and delivered the same to Kall.

(b)           Each of the Investors shall have (i) executed the December Agreement and (ii) surrendered their Amended Notes for cancellation in exchange for the Notes and their pro rata share of the WoozyFly Shares and the Exchange Shares.

(c)           The Corporation shall have executed and delivered to Kall a share certificate for 2,000,000 shares of Series A 12% Cumulative Convertible Preferred Stock of the Corporation, and the Stock Purchase Warrant for 1,000,000 shares of Preferred Stock.

(d)           The Corporation shall have delivered to Kall a certificate, executed by the Secretary of the Corporation and dated as of the Closing Date, as to the resolutions approving the transactions contemplated hereby as adopted by the Board.

(e)           Each of the Investors and the Corporation shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement and the December Agreement to be performed, satisfied or complied with by such Party at or prior to the Closing Date and after giving effect to the terms of this Agreement

5.2           Conditions to Corporation’s Obligations.  The obligations of the Corporation to Kall are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Corporation’s sole benefit and may be waived by the Corporation at any time in its sole discretion by providing Kall, as applicable, with prior written notice thereof:

(a)           Kall shall have executed this Agreement, all schedules, and delivered the same to the Corporation.

(b)           Each Investor shall have executed the December Agreement and shall have delivered to the Corporation such Investor’s Amended Note for cancellation.

(c)           Each Investor shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the December Agreement to be performed, satisfied or complied with by such Investor at or prior to the Closing Date.

(d)           Kall shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Kall at or prior to the Closing Date.

(e)           Kall shall have delivered to the Corporation three Amended Notes totaling $350,000.

(f)           Each of the Investors shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the December Agreements to be performed, satisfied or complied with by such Party at or prior to the Closing Date and after giving effect to the terms of this Agreement

(g)           Kall shall have advanced no later than Wednesday, December 22, 2008 the sum of $1,300,000 to a trust account of Stubbs Alderton & Markiles, LLP, outside counsel to the Corporation, or to a bank account of the Corporation.

ARTICLE 6
TERMINATION

6.1           Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time by the mutual agreement of the Parties; or by any of the Parties in the event that the conditions to such Parties’ obligations under this Agreement are not satisfied.

6.2           Effect of Termination.  If this Agreement is terminated pursuant to Section 6.1, all obligations of the Parties under this Agreement shall terminate and this Agreement shall thereupon be deemed to be null, void and unenforceable ab initio.

ARTICLE 7
MISCELLANEOUS

7.1           Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or electronic mail (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day (as defined in the Amended Agreement) after deposit with an overnight courier service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers or email addresses for such communications shall be:

If to the Corporation:                        DigitalFX International, Inc.
3035 East Patrick Lane, Suite 9
Las Vegas, Nevada  89120
Attn:  Abraham, Sofer, Esq., President
Facsimile No.:  702-938-4052

With a copy to:

If to Kall:                                          9000 Players Club Drive
Las Vegas, Nevada  89134
Email: riichard@vmdirect.com

7.2           Amendments, Waivers and Consents; Successors and Assigns.  Neither this Agreement nor any of the terms hereof may be amended, changed, waived or discharged, nor shall any consent be given, unless such amendment, change, waiver, discharge or consent is in writing and signed by the Parties hereto.  This Agreement shall inure to the benefit of and be binding upon each Party hereto and each Party’s successors and assigns.  This Agreement may not be assigned by any Party hereto without the prior written consent of each of the other Parties hereto.

7.3           Governing Law; Jurisdiction; Venue.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

7.4           Counterparts; Facsimile.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party hereto shall have received a counterpart, or facsimile of a counterpart, of the Agreement, signed by the other Party or Parties hereto.  Delivery of an executed copy of this Agreement by facsimile transmission or in digital image format shall have the same effect as delivery of an originally executed copy of this Agreement, whether an originally executed copy shall be delivered subsequent thereto.

7.5           Amendments; No Waivers.  No provision of this Agreement may be amended other than by an instrument in writing signed by each Party hereto.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.  No consideration shall be offered or paid to any Party to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration also is offered to all of the other Parties hereto.

7.6           Expenses.  Each of the Parties shall pay all of its, his or her own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel) incurred in connection with the negotiation of this Agreement, the performance of its, his or her obligations hereunder, and the consummation of the transactions contemplated hereby.

7.7           Successors and Assigns.  No Party to this Agreement may assign his, her or its rights or delegate his, her or its obligations hereunder without the prior written consent of the other Parties.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

7.8           Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

7.9           Entire Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the Parties with respect to the subject matter hereof.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party hereto.  None of the provisions of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

7.10           Waiver.  Effective as of the Closing, Kall hereby irrevocably waives forever any past, present and future claims he might be entitled to against the Company as a result of a failure to meet any and/or all of the Financial Covenants (as defined in Kall’s Amended Notes) prior to the date hereof.  For the avoidance of doubt, Kall does not waive any rights he has under the New Kall Note being issued pursuant to this Agreement.

7.11           Acknowledgement and Waiver.   Kall (i) acknowledges that the preferred stock issued under this agreement cannot be converted into common stock prior to the receipt of the AMEX Approval and (ii) hereby waives any rights he may have to participate in the transactions contemplated by the December Agreements.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the Parties hereto executes this Agreement under seal as of the date first above written.

DIGITALFX INTERNATIONAL, INC.

By:	/s/ Abraham Sofer
Abraham Sofer, President

RICHARD KALL

/s/ Richard Kall

SCHEDULE A

Stock Purchase Agreement

SCHEDULE B

Form of a Note and the New Kall Note

SCHEDULE C

Securities Schedule

(1)	(2)	(3)	(4)	(5)	(6)
Investor	Address and Facsimile Number	Debt Reduction Cash Amount	Number of WoozyFly Shares	Number of Common Shares	Principal of New Notes

Portside Growth and Opportunity Fund	c/o Ramius LLC 599 Lexington Ave., 20th Floor New York, New York 10022 Attention: Jeffrey Smith Owen Littman Facsimile: (212) 201-4802 (212) 845-7986 Telephone: (212) 845-7955 (212) 201-4841 Residence: Cayman Islands	$464,285.71	3,942,857	3,678,172	$408,767.15

Highbridge International LLC	c/o Highbridge Capital Management, LLC 9 West 57th St, 27th Floor New York, NY 10019 Attn: Ari J. Storch / Adam J. Chill Tel: 212-287-4720 Fax: 212-751-0755 Residence: Cayman Islands	$139,285.71	1,182,857	1,103,451	$122,630.15

Iroquois Master Fund, Ltd.	641 Lexington Avenue, 26th Floor New York, New York 10022 Attention: Joshua Silverman Facsimile: (212) 207-3452 Telephone: (212) 974-3070 Residence: Cayman Islands	$46,428.58	394,286	367,817	$40,876.72

Total		$650,000.00	5,520,000	5,147,440	$572,274.02